Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 24, 2024, with respect to the consolidated financial statements included in the Annual Report of Katapult Holdings, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Katapult Holdings Inc. on Form S-3 (File No. 333-271169, effective May 2, 2023) and on Forms S-8 (File No. 333-258852, effective August 16, 2021 and File No. 333-272720, effective June 16, 2023).

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
April 24, 2024